Exhibit 99.1

22nd Century Acquires Important Intellectual Property from the National Research Council of Canada and Announces Hiring of 10 New Employees at Factory

December 29, 2014

CLARENCE, N.Y. - 22nd Century Group, Inc. (NYSE MKT: XXII) today announced that on December 23, 2014, its wholly-owned subsidiary, 22nd Century Limited, LLC, purchased strategically important intellectual property (both patents and patent applications) from the National Research Council of Canada (“NRC”) relating to the modification of nicotine in the tobacco plant.

Including “transcription factor” technology and other intellectual property that represents the Company’s extraordinary second-generation gene technology for modifying the content of nicotine (very low to high) and other nicotinic alkaloids in the tobacco plant, the NRC intellectual property is the cornerstone of the Company’s tobacco harm reduction products under development. The unparalleled technology allows for the production of the world’s lowest nicotine cigarette, up to 98% less nicotine than that of “light” cigarettes, and the world’s lowest tar-to-nicotine ratio cigarette.

By obtaining full ownership and control of the NRC intellectual property to which the Company formerly had an exclusive worldwide license, 22nd Century will settle in-full all outstanding monies due to NRC and will no longer have to share with NRC any revenues derived under the Company’s license to British American Tobacco (“BAT”) and/or from the Company’s sales of tobacco and tobacco products worldwide.

22nd Century’s President and Chief Operating Officer, Henry Sicignano III stated, “This acquisition not only provides 22nd Century with more operational flexibility through full control and ownership of the NRC patent rights, it also promises savings of potentially many millions of dollars in royalty fees. We are tremendously pleased that Tom James, 22nd Century's General Counsel, was able to negotiate this highly strategic transaction.”

The Company agreed to pay NRC a total of $1,873,000 (USD) for the purchase by the Company of such NRC intellectual property, of which $873,000 was paid in cash by wire transfer by the Company to NRC at the closing of this transaction on December 23, 2014, with the remainder of the purchase price being payable by the Company to NRC in three (3) annual installment payments of $333,333.33 on or before December 22, 2015, $333,333.33 on or before December 22, 2016 and $333,333.34 on or before December 22, 2017.

Company Hires 10 New Employees at Mocksville, NC Factory

To facilitate the January production and shipping of the Company’s RED SUN® super-premium brand cigarettes, as well as the contract manufacturing of the Smoker Friendly private label cigarette brand, 22nd Century announced that its wholly-owned subsidiary, NASCO Products, LLC, a federally licensed tobacco product manufacturer and participating member of the tobacco Master Settlement Agreement (MSA), today hired ten new full-time employees at its manufacturing facility in Mocksville, North Carolina.

Each of the new hires comes to NASCO with years of cigarette manufacturing experience. Barry Saintsing, NASCO Plant Manager and former Master Product Developer at RJ Reynolds Tobacco Company, stated “We have assembled an exceptional manufacturing team here at the factory. All five production lines are up and running now and we are eager to begin shipping product in January!”

For additional information, please visit: www.xxiicentury.com

About 22nd Century Group, Inc.

22nd Century is a plant biotechnology company whose proprietary technology allows for the levels of nicotine and other nicotinic alkaloids (e.g., nornicotine, anatabine and anabasine) in the tobacco plant to be decreased or increased through genetic engineering and plant breeding. The Company’s technology also allows the levels of cannabinoids to be decreased or increased in the cannabis plant. 22nd Century owns or is the exclusive licensee of 128 issued patents plus an additional 53 pending patent applications; 22nd Century also holds co-exclusive rights to another 2 patents and 16 patent applications. Goodrich Tobacco Company, LLC, Hercules Pharmaceuticals, LLC and Botanical Genetics, LLC are wholly-owned subsidiaries of 22nd Century. Goodrich Tobacco is focused on commercial tobacco products and potentially less harmful cigarettes. Hercules Pharmaceuticals is focused on X-22, a prescription smoking cessation aid in development. Botanical Genetics is focused on novel cannabis plant varieties and on cannabis-based products.

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances, or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual report on Form 10-K for the fiscal year ended December 31, 2013, filed on January 30, 2014, including the section entitled “Risk Factors,” and our other reports filed with the U.S. Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Redington, Inc.
Tom Redington, 203-222-7399